Exhibit 10.16

November 17, 2011

Evan D. Masyr

Chief Financial Officer

Salem Communications Corporation

4880 Santa Rosa Road

Camarillo, California 93012

CONFIDENTIAL

RE: Letter of Intent to Lend

Dear Evan:

This Letter of Intent to Lend, when countersigned below, will confirm the intention of Edward G. Atsinger III, (“Lender”) to provide Six Million Dollars ($6,000,000.00) of unsecured financing to Salem Communications Corporation (“Borrower”) on the terms set forth below.

1.	Revolving Line of Credit; Term

Borrower may borrow any amount, up to the amount stated above, as a revolving line of credit (the “Line of Credit”), upon two business days notice to Lender. If Borrower borrows funds, the funds will be due three months from the date Lender makes such funds available to Borrower. Borrower may prepay any or all of the funds borrowed at any time, without penalty. The Line of Credit will remain outstanding and available to Borrower, even if there is no outstanding balance due on the Line of Credit. The ability of Borrower to borrow under the Line of Credit will terminate upon either party giving thirty days written notice of such termination to the other party, with any outstanding balance at the time of termination due in accordance with the terms hereof.

2.	Interest Rate; Payment

The interest rate on funds borrowed under the Line of Credit shall be the lesser of:

(a)	five percent (5%) simple interest; or

(a)

the then-current, applicable indexed rate (the rate of interest that Salem is required to pay) under the Second Amendment to Credit Agreement dated as of November 15, 2011 (the “Second Amendment”), to that certain Credit Agreement, dated as of December 1, 2009, as amended by that certain AMENDMENT NO. 1 AND WAIVER dated as of November 1, 2010 among Borrower, Wells Fargo Bank, National Association (“Wells Fargo”), as

Administrative Agent, Swing Line Lender and L/C Issuer, and each lender from time to time party thereto plus two percent (2%); (the “Applicable Interest Rate”). The Applicable Interest Rate shall accrue on any borrowings made hereunder from the date of withdrawal until the date the funds are repaid. Interest shall be due on the date that the funds are repaid. Partial payments on the Line of Credit balance shall be applied to the oldest outstanding amounts first.

3.	Certain Conditions for Establishing the Line of Credit

The availability of funds pursuant to the Line of Credit shall be subject in all respects to the satisfaction of the conditions and covenants specified below:

(b)	Modification of Borrower’s credit agreements with its lenders to permit Borrower to repay to Lender funds drawn on the Line of Credit without first having to repay Borrower’s outstanding loans to those lenders; and

(c)	The approval of the Line of Credit by the Board of Directors of Borrower.

4.	Use of Funds

Borrower may use funds from the Line of Credit for any purpose.

5.	Definitive Documentation

Following the execution of this Letter of Intent to Lend by Borrower, and if required by the Second Amendment, Borrower will prepare and deliver to Lender a definitive unsecured revolving line of credit agreement (the “Line of Credit Agreement”) containing terms consistent with this Letter of Intent to Lend and customary representations, warranties and terms for a transaction of this nature between similarly situated parties. If required, Lender and Borrower will each negotiate in good faith to execute the Line of Credit Agreement within seven days of the satisfaction of the conditions stated in Paragraph 3 of this Letter of Intent to Lend, and approval of the Line of Credit Agreement by Borrower’s Board of Directors.

6.	Fees/Expenses

Each party shall bear its own legal and accounting fees.

7.	Confidentiality

All information concerning any party hereto that is provided to any other party hereto, other than publicly available information, will be kept in strict confidence by the party to whom such information is provided.

8.	Binding Effect

The parties acknowledge and agree that this Letter of Intent to Lend is intended to be and shall be construed as binding upon the parties upon mutual execution. This Letter of Intent to Lend is intended to provide both guidance in the preparation of a more complete Line of Credit Agreement and evidence of a legally binding agreement between the parties, enforceable in accordance with the terms set forth above. The parties agree to use their best efforts to negotiate a more complete agreement that will supersede this agreement. However, failure to achieve a more complete agreement will not limit the enforceability of the agreement reflected in this Letter of Intent to Lend. This Letter of Intent to Lend will be binding upon the parties until terminated in accordance with the terms set forth herein or the parties execute a Line of Credit Agreement which shall supersede this Letter of Intent to Lend and all prior discussions, both written and oral, between the parties.

This Letter of Intent to Lend and Lender’s commitment shall become effective as of the date of execution hereof by Borrower and upon receipt by Lender of a signed counterpart of this letter. This Letter of Intent to Lend shall be construed in accordance with the internal laws of the State of California.

The proposal outlined in this letter will automatically expire if not accepted and returned to Lender by 5:00 p.m. Pacific Standard Time on November 30, 2011.

Very truly yours, EDWARD G. ATSINGER III

/s/ EDWARD G. ATSINGER III
Agreed to and accepted this 17th day of November, 2011.

BORROWER: SALEM COMMUNICATIONS CORPORATION

By:	/s/ Evan D. Masyr
Name:	Evan D. Masyr
Title:	Chief Financial Officer